Exhibit 99.7
[PACIFIC CYCLE LOGO]
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100 Fairway Drive, Suite 100, Vernon Hills, IL   847-573-3057 o Fax 847-573-0679


                                                              January 16, 2001


Dorson Sports Acquisition, Inc.
1 Roebling Court
Ronkonkoma, new York 11797

         Re: License Agreement Between Pacific Cycle, LLC ("Licensor") and Empire of Carolina (the "Seller"), dated august 26, 19099, as amended to date hereof (the "Mongoose License")

Dear Sirs:

         Reference is made to the above referenced Mongoose License, pursuant to which Dorson Sports, Inc., a New York corporation ("Dorson") and heretofore, a wholly-owned subsidiary of Seller, sells and distributes snowboards, skateboards and related products bearing the Mongoose(R) trademark. We are advised that (i) Seller has filed a voluntary petition pursuant to chapter 11 of the Bankruptcy Code of the United States with the United States Bankruptcy court for the Southern District of Florida (the "Court"); (ii) all of the outstanding shares of capital stock of Dorson are being sold by Seller to you as buyer (the "Buyer") pursuant to the provision of a Stock Purchase agreement dated January 17, 2001 (the "Stock Purchase Agreement") in a transaction to be consummated with court approval; (iii) pursuant to he purchase Agreement, the rights and interest of Seller in and to the Mongoose License are being assigned to Dorson; and (iv_ the closing on the above transactions (the "Closing") is scheduled to occur on or about January 19, 2001 (the date on which such closing occurs in herein called the "Closing Date").

         In connection with the above transactions, we hereby confirm to the Buyer and Licensee that as of the Closing Date:

         (1) the Mongoose License is in full force and effect and there is no existing default by seller or Dorson under the terms thereof;

         (2) Licensor hereby consents to the sale of the shares of Dorson stock to Buyer and the assignment of the rights and interests of Seller under the Mongoose License to Dorson.

         (3) From and after the Closing Date, the Licensor will continue to recognize Dorson as the Licensee under the Mongoose License, which, except for such substitution of Dorson for Seller, shall remain in full force and effect in accordance with its terms; and

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         (4) Licensor will look to Seller for the payment of any unpaid fees an commissions owing pursuant to the Mongoose License which shall have accrued prior to the fourth calendar quarter of 2000, with Dorson to be responsible for payment of any such fees and commissions accruing from and after October 1, 2000.

                                      Very truly yours,

                                      PACIFIC CYCLE, LLC

                                      By: /s/  Paul G. Silver
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                                               Paul G. Silver, General Counsel